Exhibit 99.1

MeadWestvaco Corporation Global Headquarters 501 South 5th Street Richmond VA 23219-0501 +1 804.444.6397 www.mwv.com

PRESS RELEASE

Media Relations	Investor Relations
Tucker McNeil tel: +1 804-444-6397 mediainquiries@mwv.com	Jason Thompson tel: +1 804-444-2556

MWV Reports First Quarter Results

First Quarter Highlights:

•	Volume and price/mix led sales growth of 4% reflecting growth in targeted packaging markets and specialty chemicals

•	Earnings of $49 million, or $0.28 per share (ex-items $60 million, or $0.34 per share)

RICHMOND, VA – April 25, 2012 – MeadWestvaco Corporation (NYSE: MWV), a global leader in packaging, reported a four percent sales increase for the first quarter of 2012, reflecting higher volumes in targeted markets for food, beverage, home and garden, and healthcare packaging as well as increased volumes of higher value specialty chemical solutions.

Income from continuing operations of $49 million, or $0.28 per share ($60 million or $0.34 per share ex-items), declined compared to the previous year primarily due to lower earnings from the company’s land management business and a planned mill maintenance outage in the Food & Beverage segment. The company increased profits in its Home, Health & Beauty; Specialty Chemicals; and Consumer & Office Products segments compared to the prior year. Industrial packaging earnings, primarily from the company’s corrugated operations in Brazil, were essentially in-line with the prior year.

“With a solid start to 2012, including sales growth and solid earnings in the first quarter, we continue to build on our positive momentum by executing a very clear profitable growth strategy,” said John A. Luke, Jr., chairman and chief executive officer of MWV. “We are focused on solving our customers’ packaging needs in global end markets and fast-growing geographies, and in doing so we are earning more of their packaging spend and gaining share in the market segments with the greatest profit potential. Our results in the first quarter indicate that our strategy is working.”

“For the first time this quarter, we are reporting the financial results of our packaging businesses in a segment structure that is consistent with this end market strategy,” Luke continued. “This new format aligns with the way we are now managing our biggest business.”

Concluded Luke, “Although it appears the global economy could remain uneven in the near term, we will stay disciplined with the aspects of our business we can control. We are confident that we will achieve our target of $1 billion in profitable revenue growth over the next three to five years and achieve top-quartile returns for our shareholders.”

Quarterly Comparison

Sales in the first quarter of 2012 increased four percent to $1.42 billion from $1.37 billion in the first quarter of 2011. Income from continuing operations was $49 million, or $0.28 per share, in the first quarter of 2012 compared to $71 million, or $0.41 per share, in the first quarter of 2011.

Adjusted income from continuing operations excluding the effects of special items was $60 million, or $0.34 per share, in the first quarter of 2012 compared to $75 million, or $0.43 per share, in the first quarter of 2011. Items excluded in the measures of adjusted income from continuing operations and adjusted per share amounts are presented in the “Use of Non-GAAP Measures” section of this release.

First Quarter Segment Results

Following is a summary of first quarter 2012 results by business segment. All comparisons of the results for the first quarter of 2012 are with the first quarter of 2011 on a continuing operations basis. As previously announced, effective January 1, 2012, the company changed its segment reporting of its packaging businesses. More information on the Food & Beverage, Home, Health & Beauty and Industrial segments, including segment descriptions, end market and geographic sales breakdowns and operating strategies, is available at: http://www.meadwestvaco.com/PackagingSegments/index.htm.

Food & Beverage

•	5% sales growth

•	23% profit decline

In the Food & Beverage segment, profit declined to $63 million in the first quarter of 2012 compared to $82 million in the first quarter of 2011. Sales grew to $747 million in the first quarter of 2012 compared to $714 million in the first quarter of 2011.

Sales growth was led by improved pricing and product mix as well as volume growth in beverage packaging along with solid volume gains in food packaging. Overall gains in these targeted end markets also resulted in improved pricing and better product mix. The differentiated caps and closures solutions from the recently-acquired Polytop business also contributed to overall sales growth. In beverage, the segment had volume gains across all major geographies, with market outperformance in both North America and Asia. In food, volumes were particularly strong in the targeted markets of retail food, food service and liquid packaging.

Profit performance in 2012 reflected the benefit of strong pricing and product mix improvement and volume gains across key product lines. These benefits were more than offset by a planned mill maintenance outage, higher costs for certain raw materials and freight and unfavorable foreign currency exchange.

Home, Health & Beauty

•	2% sales growth

•	50% profit growth

In the Home, Health & Beauty segment, profit increased to $12 million in the first quarter of 2012 compared to $8 million in the first quarter of 2011. Sales increased to $200 million in the first quarter of 2012 compared to $196 million in the first quarter of 2011.

Sales growth was led by volume gains in healthcare and home and garden packaging and by the recently-added Polytop business. These gains were partially offset by lower volumes in beauty and personal care packaging due to weaker demand for standardized paper-based packaging solutions in Europe. In healthcare packaging, the segment had strong demand for adherence-enhancing packaging with gains from existing and new retail partners. The segment also had strong growth in medical plastics as it continued to gain share with its preservative-free medical pumps. Home and garden packaging benefitted from continued growth in the segment’s plastic trigger sprayers and differentiated aerosol actuator product lines.

Profit performance in 2012 reflected productivity gains, contribution from the Polytop business, pricing and product mix improvement and volume gains in key product lines. These factors were partially offset by input cost inflation in certain raw materials.

Industrial

•	7% sales decline

•	5% profit decline

In the Industrial segment, profit declined to $19 million in the first quarter of 2012 compared to $20 million in the first quarter of 2011. Sales declined to $113 million in the first quarter of 2012 compared to $121 million in the first quarter of 2011.

Overall sales volumes remained solid, as the segment continued to increase its share in corrugated packaging for targeted meat, produce, household goods and raw materials end markets. Despite a softer economy, volumes continued to outpace overall industry rates from the segment’s strategy of focusing on faster growing end markets. However, increased demand for more standardized entry-level solutions that serve these markets unfavorably impacted the segment’s overall product mix. Unfavorable foreign currency exchange also significantly impacted sales.

Profit performance in 2012 reflected steady demand across targeted end markets. Offsetting this benefit was the impact of unfavorable pricing and product mix, higher labor costs and unfavorable foreign currency exchange.

Specialty Chemicals

•	17% sales growth

•	18% profit growth

In the Specialty Chemicals segment, profit increased to $58 million in the first quarter of 2012 compared to $49 million in the first quarter of 2011. Sales increased to $207 million in the first quarter of 2012 compared to $177 million in the first quarter of 2011.

The improvement was driven by continued growth in higher value end markets for pine chemicals, asphalt additives and carbon technologies. Volume gains in oilfield and automotive carbon solutions were particularly strong and pricing and product mix improvements more than offset higher input cost inflation. Favorable productivity also contributed to improved results.

Consumer & Office Products

•	7% sales decline

•	33% profit increase

In the Consumer & Office Products segment, profit was $8 million in the first quarter of 2012 compared to $6 million in the first quarter of 2011. Sales were $108 million in the first quarter of 2012 compared to $116 million in the first quarter of 2011.

Sales for the quarter were down as improved product mix was more than offset by lower volume. While sales in the U.S. were even with last year’s first quarter, sales in Brazil were down modestly in 2012 as the soft economy impacted overall sales volumes in the early part of the first quarter. Productivity gains in the segment’s operations contributed to improved segment profit. The segment continues to be impacted by imports from Asia.

Community Development and Land Management

Sales for the Community Development and Land Management segment were $46 million in the first quarter of 2012 compared to $43 million in the first quarter of 2011. Profit was $14 million in the first quarter of 2012 compared to $30 million in first quarter of 2011. Profit from real estate activities was $9 million in 2012 compared to $26 million last year. The higher earnings in real estate activities in the first quarter of 2011 were driven in part by the segment’s sale of a 1.1 million square foot distribution center by The Rockefeller Group-MWV joint venture. The segment sold approximately 13,000 acres for gross proceeds of $22 million in 2012 compared to approximately 5,600 acres for gross proceeds of $21 million in 2011. Profit from forestry operations and leasing activities was $5 million in the first quarter of 2012 compared to $4 million in the first quarter of 2011.

Other Items

All material contingent conditions of the spin-off and subsequent merger of MeadWestvaco’s Consumer & Office Products business with ACCO Brands Corporation (NYSE: ABD) have been satisfied. As a result, the transaction is expected to close on May 1, 2012. Upon completion of the merger, MeadWestvaco Corporation stockholders will receive approximately 0.33 shares of ACCO Brands for each share of MeadWestvaco Corporation they own, resulting in collectively owning 50.5 percent of the issued and outstanding shares of ACCO Brands common stock post-merger. The exact exchange ratio will be determined at the time of the distribution. Under the terms of the transaction, MeadWestvaco expects to receive $460 million on a tax-free basis, subject to certain closing adjustments. Following the spin-off, the Consumer & Office Products business will be presented as a discontinued operation in the company’s consolidated financial statements in the second quarter ending June 30, 2012.

In the first quarter of 2012, total pre-tax input costs of energy, raw materials and freight increased $27 million over the first quarter of 2011 on a continuing operations basis.

In the first quarter of 2012, the pre-tax impact from foreign currency exchange was $7 million unfavorable compared to the first quarter of 2011 on a continuing operations basis.

Operating cash flow provided by continuing operations improved to about $20 million in the first quarter of 2012, driven primarily from lower year-over-year usage of working capital.

Capital spending from continuing operations was about $150 million in the first quarter of 2012 compared to $113 million in the first quarter of 2011. The year-over-year increase was primarily driven by the expansion of the company’s Industrial packaging business in Brazil, as well as from the construction of a biomass boiler at the Covington facility. Total capital spending in 2012 is expected to range from $650 million to $700 million and will be comprised of major profitable growth and productivity investments, as well as ongoing maintenance and compliance. Capital spending in 2012 related to the expansion in Brazil is expected to be about $210 million. Capital spending in 2012 related to the construction of the biomass boiler at the Covington facility is expected to be about $165 million. Remaining capital spending in 2012 is expected to range from $275 million to $325 million.

The company’s U.S. qualified retirement plans remain over funded and management does not anticipate any required regulatory funding contributions to such plans in the foreseeable future.

The effective tax rate attributable to continuing operations including the effects of discrete tax items was approximately 36 percent in the first quarter of 2012. The mix and level of earnings between domestic and foreign operations contributed to the difference between the effective tax rate and statutory rates. The annual effective tax rate attributable to continuing operations in 2012 excluding the effects of discrete tax items is expected to be about 34 percent.

MWV paid a regular quarterly dividend of $0.25 per share during the first quarter of 2012. On April 24, 2012, MWV declared a regular quarterly dividend of $0.25 per common share. The payment of the dividend will be made on June 1, 2012, to shareholders of record at the close of business on May 9, 2012.

Outlook

In the second quarter of 2012, MWV expects earnings to be modestly lower compared to year-ago levels on a continuing operations basis. The company expects continued momentum with its profitable growth strategies focused on commercial excellence, innovation and emerging markets to help offset continued weak demand in developed markets (particularly in Europe). The company also expects higher raw materials costs and unfavorable foreign currency translations to impact earnings during the second quarter. MWV remains confident in achieving its 3 to 5 year performance goals of 5 percent-plus annual sales growth and 7 to 10 percent annual earnings growth.

Conference Call

Investors may participate in the live conference call today at 10:00 a.m. EDT by dialing 1 (800) 230-1096 (toll-free domestic) or 1 (612) 332-0226 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, go to the Investors page and look for the link to the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the call will be available for one month via the telephone starting at 12:00 p.m. EDT on April 25, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 243287.

About MWV

MeadWestvaco Corporation (NYSE: MWV), provides packaging solutions to many of the world’s most-admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, and tobacco industries. The company’s businesses also include Consumer & Office Products, Specialty Chemicals, and the Community Development and Land Management Group, which sustainably manages the company’s land holdings to support its operations, and to provide for conservation, recreation and development opportunities. With 17,000 employees worldwide, MWV operates in 30 countries and serves customers in more than 100 nations. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for eight consecutive years. For more information, please visit www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions, including MWV Consumer & Office Products/ACCO Brands transaction; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, climate change, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Three Months Ended March 31,
	2012	2011

Net sales	$1,420	$1,365

Cost of sales	1,113	1,049
Selling, general and administrative expenses	197	184
Interest expense	44	47
Other income, net	(11)	(21)

Income from continuing operations before income taxes	77	106
Income tax provision	28	35

Income from continuing operations	49	71

Loss from discontinued operations, net of income taxes	—	(6)

Net income attributable to the company	$49	$65

Net income per diluted share attributable to the company:
Income from continuing operations	$0.28	$0.41
Loss from discontinued operations	—	(0.03)

Net income attributable to the company	$0.28	$0.38

Shares used to compute net income per diluted share	175.3	172.7

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	March 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$483	$656
Accounts receivable, net	723	848
Inventories	742	649
Other current assets	113	89

Current assets	2,061	2,242

Property, plant, equipment and forestlands, net	3,594	3,531
Prepaid pension asset	1,000	969
Goodwill	836	832
Other assets	1,207	1,189

	$8,698	$8,763

Liabilities and Equity
Accounts payable	$644	$636
Accrued expenses	477	591
Notes payable and current maturities of long-term debt	254	253

Current liabilities	1,375	1,480

Long-term debt	1,879	1,880
Other long-term obligations	1,295	1,268
Deferred income taxes	898	934

Shareholders’ equity	3,231	3,182

Non-controlling interest	20	19

Total equity	3,251	3,201

	$8,698	$8,763

MeadWestvaco Corporation and consolidated subsidiary companies

Segment Information

In millions (Unaudited)

	Three Months Ended March 31,
	2012	2011[1]
Sales
Food & Beverage	$747	$714
Home, Health & Beauty	200	196
Industrial	113	121
Consumer & Office Products	108	116
Specialty Chemicals	207	177
Community Development and Land Management	46	43

Total	1,421	1,367
Intersegment eliminations	(1)	(2)

Consolidated total	$1,420	$1,365

Segment profit
Food & Beverage	$63	$82
Home, Health & Beauty	12	8
Industrial	19	20
Consumer & Office Products	8	6
Specialty Chemicals	58	49
Community Development and Land Management	14	30

Subtotal	174	195
Corporate and Other[2]	(97)	(89)

Consolidated total[3]	$77	$106

[1]

The company implemented changes to its segment reporting effective January 1, 2012. From 2006 through 2011, the company had two segments for its packaging business: Packaging Resources and Consumer Solutions. Effective January 1, 2012, the company’s new organizational structure consists of three packaging segments: Food & Beverage; Home, Health & Beauty; and Industrial. Prior period information has been conformed to the new segment reporting structure.

[2]

Corporate and Other includes expenses associated with corporate support staff services, as well as income and expense items not directly associated with ongoing segment operations, such as restructuring charges, pension income and curtailment gains and losses, interest expense and income, non-controlling interest income and losses, certain legal settlements, gains and losses on certain asset sales and other items.

[3]	Represents income from continuing operations attributable to the company before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

Use of Non-GAAP Measures

The presentation of income and earnings per share from continuing operations, adjusted to exclude the effects of the items listed below, is not meant to be considered in isolation or as a substitute for income and earnings per share from continuing operations determined in accordance with generally accepted accounting principles (“GAAP”). The company believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because these non-GAAP measures exclude charges that management believes are not indicative of the ongoing operating results of the business. The effects of these charges on income and earnings per share from continuing operations determined in accordance with GAAP are as follows:

In millions, except per share amounts—unaudited

First Quarter	2012 Net Income	2012 Earnings Per Share	2011 Net Income	2011 Earnings Per Share

Income and earnings per share from continuing operations, as reported	$49	$0.28	$71	$0.41

Add:
Restructuring charges	7	0.04	4	0.02
Charges associated with forthcoming spin-off of the Consumer & Office Products business	4	0.02	—	—

Income and earnings per share from continuing operations, as adjusted	$60	$0.34	$75	$0.43

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